                                                                      Exhibit 21

                         Subsidiaries of the Registrant
                         ------------------------------


     Innovative Solutions and Support, LLC, a Pennsylvania limited liability company

     IS&S Delaware, Inc., a Delaware corporation

     IS&S Holdings, Inc., a Delaware corporation

     IS&S Aviation, Inc., a Delaware corporation

     IS&S Aviation, LLC, a Delaware limited liability company